Exhibit 99.1

Arrow Electronics Reports Second-Quarter Non-GAAP Earnings Per Share of $1.54

-- Operating Margins Expand Over Prior Year --

-- Cash Flow from Operations of $461 Million --

CENTENNIAL, Colo.--(BUSINESS WIRE)--July 28, 2015--Arrow Electronics, Inc. (NYSE:ARW) today reported second-quarter 2015 net income of $123.9 million, or $1.28 per share on a diluted basis, compared with net income of $127.9 million, or $1.27 per share on a diluted basis, in the second quarter of 2014. Excluding certain items1 in the second quarters of 2015 and 2014, net income would have been $148.9 million, or $1.54 per share on a diluted basis, in the second quarter of 2015, compared with net income of $144.3 million, or $1.43 per share on a diluted basis, in the second quarter of 2014. Second-quarter sales of $5.83 billion increased 3 percent from sales of $5.68 billion in the prior year. Second-quarter sales, adjusted for the impact of acquisitions and changes in foreign currencies, also increased 3 percent year over year. In the second quarter of 2015, changes in foreign currencies had negative impacts on growth of $350 million on sales and $.10 or 7 percent on earnings per share on a diluted basis compared to the second quarter of 2014.

“Second-quarter sales exceeded the midpoint of our expectations. Excluding the impacts from changes in foreign currencies, EPS advanced nearly 16 percent year over year, with both our global components and enterprise computing solutions segments delivering sales growth and expanded operating margins. Both businesses continued to experience strong demand in Europe. Our focus on selling comprehensive solutions resulted in record second-quarter operating income and operating margin for our enterprise computing solutions business,” said Michael J. Long, chairman, president, and chief executive officer.

Global components second-quarter sales of $3.7 billion grew 4 percent year over year. Second-quarter sales, adjusted for acquisitions and changes in foreign currencies, grew 3 percent year over year. Americas components sales were flat year over year. Core components sales in the Americas grew 3 percent year over year. Europe components sales were flat year over year. Sales in the region, as adjusted, grew 11 percent year over year. Asia-Pacific components sales grew 11 percent year over year. Sales in the region, as adjusted, grew 4 percent year over year.

Global enterprise computing solutions second-quarter sales of $2.13 billion grew 2 percent year over year, adjusted for acquisitions and changes in foreign currencies. Sales, as reported, grew 1 percent year over year. Americas sales grew 9 percent year over year. Sales in the region, as adjusted, declined 1 percent year over year. Core enterprise computing solutions sales in the Americas region were flat year over year. Europe sales grew 8 percent on an as-adjusted basis. Sales in the region, as reported, declined 13 percent year over year. Both Americas and Europe experienced strong software growth.

“With $461 million in cash flow from operations in the second quarter, we again meaningfully exceeded our cash flow target,” said Paul J. Reilly, executive vice president, finance and operations, and chief financial officer. “The highly effective management of our balance sheet and related strong cash flow provided us with the opportunity to both deploy capital toward our strategic initiatives and return approximately $78 million to shareholders through our stock repurchase program.”

SIX-MONTH RESULTS

Arrow’s net income for the first six months of 2015 was $230.0 million, or $2.37 per share on a diluted basis, compared with net income of $235.0 million, or $2.33 per share on a diluted basis in the first six months of 2014. Excluding certain items1 in both the first six months of 2015 and 2014, net income would have been $276.7 million, or $2.86 per share on a diluted basis, in the first six months of 2015 compared with net income of $268.3 million, or $2.66 per share on a diluted basis, in the first six months of 2014. In the first six months of 2015, sales of $10.83 billion increased 1 percent from sales of $10.76 billion in the first six months of 2014. Six-month sales, adjusted for acquisitions and changes in foreign currencies, increased 3 percent year over year.

GUIDANCE

“As we look to the third quarter, we believe that total sales will be between $5.55 billion and $5.95 billion, with global components sales between $3.65 billion and $3.85 billion, and global enterprise computing solutions sales between $1.9 billion and $2.1 billion. As a result of this outlook, we expect earnings per share on a diluted basis, excluding any charges, to be in the range of $1.40 to $1.52 per share. Our guidance assumes an average tax rate in the range of 27 to 29 percent and average diluted shares outstanding are expected to be 95.5 million. We are expecting the average USD to Euro exchange rate for the third quarter to be approximately $1.08 to €1. Based on this assumption, the weaker Euro will have a negative impact of $280 million or 5 percent on sales and $.08 or 6 percent on earnings per share on a diluted basis, respectively, when compared with the third quarter of 2014, and a negative impact of $40 million or 1 percent on sales and $.01 or 1 percent on earnings per share on a diluted basis, respectively, when compared with the second quarter of 2015,” said Mr. Reilly.

“Included in our guidance for the third quarter 2015 are $435 million of sales and $.11 of earnings per share on a diluted basis when compared with the third quarter of 2014, and $25 million of sales and no additional contribution to earnings per share on a diluted basis when compared with the second quarter of 2015, related to our closed acquisitions,” added Mr. Reilly.

Please refer to the CFO commentary, which can be found at www.arrow.com/investor, as a supplement to the company’s earnings release.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 56 countries.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Certain Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), the company also provides certain non-GAAP financial information relating to sales, operating income, net income attributable to shareholders, and net income per basic and diluted share. The company provides sales on a non-GAAP basis adjusted for the impact of changes in foreign currencies and the impact of acquisitions by adjusting the company's prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of the earliest period presented (referred to as "impact of acquisitions"). Operating income, net income attributable to shareholders, and net income per basic and diluted share are adjusted for certain charges, credits, gains, and losses that the company believes impact the comparability of its results of operations. These charges, credits, gains, and losses arise out of the company’s efficiency enhancement initiatives, acquisitions (including intangible assets amortization expense), loss on prepayment of debt, and (gain)/loss on investments. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the tables below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers these items referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, sales, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

1 A reconciliation of non-GAAP adjusted financial measures, including sales, as adjusted, operating income, as adjusted, net income attributable to shareholders, as adjusted, and net income per share, as adjusted, to GAAP financial measures is presented in the reconciliation tables included herein.

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Sales	$5,829,989	$5,676,539	$10,832,374	$10,758,579
Costs and expenses:
Cost of sales	5,061,394	4,929,018	9,378,457	9,307,230
Selling, general, and administrative expenses	504,754	489,908	959,284	967,811
Depreciation and amortization	39,751	39,712	76,913	76,283
Restructuring, integration, and other charges	17,147	9,632	33,343	21,246
	5,623,046	5,468,270	10,447,997	10,372,570
Operating income	206,943	208,269	384,377	386,009
Equity in earnings of affiliated companies	1,903	1,181	3,216	2,598
Interest and other financing expense, net	34,696	28,920	65,550	58,557
Other	1,500	-	2,435	-
Income before income taxes	172,650	180,530	319,608	330,050
Provision for income taxes	47,967	52,470	88,834	94,798
Consolidated net income	124,683	128,060	230,774	235,252
Noncontrolling interests	751	176	784	248
Net income attributable to shareholders	$123,932	$127,884	$229,990	$235,004
Net income per share:
Basic	$1.30	$1.29	$2.40	$2.36
Diluted	$1.28	$1.27	$2.37	$2.33
Weighted average shares outstanding:
Basic	95,638	99,449	95,776	99,695
Diluted	96,649	100,562	96,874	100,980

ARROW ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except par value)

	June 27, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$399,721	$400,355
Accounts receivable, net	5,084,531	6,043,850
Inventories	2,517,815	2,335,257
Other current assets	301,066	253,145

Total current assets	8,303,133	9,032,607

Property, plant, and equipment, at cost:
Land	23,590	23,770
Buildings and improvements	159,470	144,530
Machinery and equipment	1,202,214	1,146,045
	1,385,274	1,314,345
Less: Accumulated depreciation and amortization	(713,826)	(678,046)
Property, plant, and equipment, net	671,448	636,299

Investments in affiliated companies	72,774	69,124
Intangible assets, net	438,670	335,711
Cost in excess of net assets of companies acquired	2,327,572	2,069,209
Other assets	298,217	292,351

Total assets	$12,111,814	$12,435,301

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$4,171,131	$5,027,103
Accrued expenses	719,232	797,464
Short-term borrowings, including current portion of long-term debt	86,806	13,454

Total current liabilities	4,977,169	5,838,021

Long-term debt	2,544,388	2,067,898
Other liabilities	410,333	370,471

Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in both 2015 and 2014
Issued – 125,424 shares in both 2015 and 2014	125,424	125,424
Capital in excess of par value	1,083,885	1,086,082
Treasury stock (31,008 and 29,529 shares in 2015 and 2014, respectively), at cost	(1,281,456)	(1,169,673)
Retained earnings	4,406,744	4,176,754
Accumulated other comprehensive loss	(210,567)	(64,617)

Total shareholders' equity	4,124,030	4,153,970
Noncontrolling interests	55,894	4,941

Total equity	4,179,924	4,158,911
Total liabilities and equity	$12,111,814	$12,435,301

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	June 27,	June 28,
	2015	2014
Cash flows from operating activities:
Consolidated net income	$124,683	$128,060
Adjustments to reconcile consolidated net income to net cash provided by (used for) operations:
Depreciation and amortization	39,751	39,712
Amortization of stock-based compensation	12,086	10,371
Equity in earnings of affiliated companies	(1,903)	(1,181)
Deferred income taxes	14,115	5,338
Restructuring, integration, and other charges	12,894	7,526
Excess tax benefits from stock-based compensation arrangements	(185)	(386)
Other	2,844	(120)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	143,882	(306,793)
Inventories	(131,399)	(202,670)
Accounts payable	259,287	449,225
Accrued expenses	(3,104)	19,289
Other assets and liabilities	(11,917)	11,064
Net cash provided by (used for) operating activities	461,034	159,435

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(337,585)	-
Acquisition of property, plant, and equipment	(37,670)	(29,160)
Other	-	-
Net cash used for investing activities	(375,255)	(29,160)

Cash flows from financing activities:
Change in short-term and other borrowings	(5,051)	(2,566)
Proceeds from (repayment of) long-term bank borrowings, net	82,800	(35,000)
Proceeds from exercise of stock options	1,898	2,179
Excess tax benefits from stock-based compensation arrangements	185	386
Repurchases of common stock	(77,863)	(50,310)
Other	-	-
Net cash provided by (used for) financing activities	1,969	(85,311)

Effect of exchange rate changes on cash	6,680	5,689
Net increase in cash and cash equivalents	94,428	50,653
Cash and cash equivalents at beginning of period	305,293	258,283
Cash and cash equivalents at end of period	$399,721	$308,936

ARROW ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 27,	June 28,
	2015	2014
Cash flows from operating activities:
Consolidated net income	$230,774	$235,252
Adjustments to reconcile consolidated net income to net cash provided by operations:
Depreciation and amortization	76,913	76,283
Amortization of stock-based compensation	22,006	20,167
Equity in earnings of affiliated companies	(3,216)	(2,598)
Deferred income taxes	26,506	15,979
Restructuring, integration, and other charges	25,463	15,546
Excess tax benefits from stock-based compensation arrangements	(5,842)	(6,248)
Other	4,574	1,372
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	1,079,153	597,926
Inventories	(82,825)	(130,669)
Accounts payable	(1,020,150)	(410,063)
Accrued expenses	(124,829)	(107,937)
Other assets and liabilities	(9,089)	(21,538)
Net cash provided by operating activities	219,438	283,472

Cash flows from investing activities:
Cash consideration paid for acquired businesses	(470,674)	(60,224)
Acquisition of property, plant, and equipment	(68,820)	(62,003)
Other	2,008	-
Net cash used for investing activities	(537,486)	(122,227)

Cash flows from financing activities:
Change in short-term and other borrowings	(3,817)	(9,904)
Proceeds from (repayment of) long-term bank borrowings, net	34,400	(120,000)
Net proceeds from note offering	688,162	-
Redemption of notes	(254,313)	-
Proceeds from exercise of stock options	14,474	18,321
Excess tax benefits from stock-based compensation arrangements	5,842	6,248
Repurchases of common stock	(156,424)	(138,811)
Other	(3,000)	-
Net cash provided by (used for) financing activities	325,324	(244,146)

Effect of exchange rate changes on cash	(7,910)	1,235
Net decrease in cash and cash equivalents	(634)	(81,666)
Cash and cash equivalents at beginning of period	400,355	390,602
Cash and cash equivalents at end of period	$399,721	$308,936

ARROW ELECTRONICS, INC.
(In thousands except per share data)
(Unaudited)

NON-GAAP SALES RECONCILIATION

	Quarter Ended
	June 27,	June 28,	%
	2015	2014	Change

Consolidated sales, as reported	$5,829,989	$5,676,539	2.7%
Impact of changes in foreign currencies	-	(348,234)
Impact of acquisitions	47,722	390,897
Consolidated sales, as adjusted	$5,877,711	$5,719,202	2.8%

Global components sales, as reported	$3,698,175	$3,569,344	3.6%
Impact of changes in foreign currencies	-	(190,880)
Impact of acquisitions	47,722	242,595
Global components sales, as adjusted	$3,745,897	$3,621,059	3.4%

Europe components sales, as reported	$986,735	$984,927	0.2%
Impact of changes in foreign currencies	-	(180,658)
Impact of acquisitions	-	83,512
Europe components sales, as adjusted	$986,735	$887,781	11.1%

Asia components sales, as reported	$1,237,865	$1,111,953	11.3%
Impact of changes in foreign currencies	-	(6,703)
Impact of acquisitions	47,722	125,878
Asia components sales, as adjusted	$1,285,587	$1,231,128	4.4%

Global ECS sales, as reported	$2,131,814	$2,107,195	1.2%
Impact of changes in foreign currencies	-	(157,354)
Impact of acquisitions	-	148,302
Global ECS sales, as adjusted	$2,131,814	$2,098,143	1.6%

Europe ECS sales, as reported	$678,278	$777,033	(12.7)%
Impact of changes in foreign currencies	-	(147,505)
Impact of acquisitions	-	-
Europe ECS sales, as adjusted	$678,278	$629,528	7.7%

Americas ECS sales, as reported	$1,453,536	$1,330,161	9.3%
Impact of changes in foreign currencies	-	(9,849)
Impact of acquisitions	-	148,302
Americas ECS sales, as adjusted	$1,453,536	$1,468,614	(1.0)%

ARROW ELECTRONICS, INC.
(In thousands except per share data)
(Unaudited)

NON-GAAP SALES RECONCILIATION

	Six Months Ended
	June 27,	June 28,	%
	2015	2014	Change

Consolidated sales, as reported	$10,832,374	$10,758,579	0.7%
Impact of changes in foreign currencies	-	(670,373)
Impact of acquisitions	340,392	743,729
Consolidated sales, as adjusted	$11,172,766	$10,831,935	3.1%

Global components sales, as reported	$7,044,938	$6,990,525	0.8%
Impact of changes in foreign currencies	-	(374,710)
Impact of acquisitions	248,406	478,492
Global components sales, as adjusted	$7,293,344	$7,094,307	2.8%

Europe components sales, as reported	$1,909,996	$1,973,861	(3.2)%
Impact of changes in foreign currencies	-	(352,999)
Impact of acquisitions	57,361	164,637
Europe components sales, as adjusted	$1,967,357	$1,785,499	10.2%

Asia components sales, as reported	$2,263,779	$2,142,648	5.7%
Impact of changes in foreign currencies	-	(15,591)
Impact of acquisitions	187,699	251,099
Asia components sales, as adjusted	$2,451,478	$2,378,156	3.1%

Global ECS sales, as reported	$3,787,436	$3,768,054	0.5%
Impact of changes in foreign currencies	-	(295,663)
Impact of acquisitions	91,986	265,237
Global ECS sales, as adjusted	$3,879,422	$3,737,628	3.8%

Europe ECS sales, as reported	$1,259,941	$1,442,012	(12.6)%
Impact of changes in foreign currencies	-	(272,229)
Impact of acquisitions	-	-
Europe ECS sales, as adjusted	$1,259,941	$1,169,783	7.7%

Americas ECS sales, as reported	$2,527,495	$2,326,042	8.7%
Impact of changes in foreign currencies	-	(23,434)
Impact of acquisitions	91,986	265,237
Americas ECS sales, as adjusted	$2,619,481	$2,567,845	2.0%

ARROW ELECTRONICS, INC.
(In thousands except per share data)
(Unaudited)

NON-GAAP EARNINGS RECONCILIATION

	Quarter Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014

Operating income, as reported	$206,943	$208,269	$384,377	$386,009
Intangible assets amortization expense	13,917	10,870	25,024	21,817
Restructuring, integration, and other charges	17,147	9,632	33,343	21,246
Operating income, as adjusted	$238,007	$228,771	$442,744	$429,072

Net income attributable to shareholders, as reported	$123,932	$127,884	$229,990	$235,004
Intangible assets amortization expense	11,169	8,867	20,198	17,774
Restructuring, integration, and other charges	12,895	7,526	25,463	15,546
Loss on prepayment of debt	-	-	1,808	-
(Gain)/loss on investments	921	-	(746)	-
Net income attributable to shareholders, as adjusted	$148,917	$144,277	$276,713	$268,324

Net income per basic share, as reported	$1.30	$1.29	$2.40	$2.36
Intangible assets amortization expense	.12	.09	.21	.18
Restructuring, integration, and other charges	.13	.08	.27	.16
Loss on prepayment of debt	-	-	.02	-
(Gain)/loss on investments	.01	-	(.01)	-
Net income per basic share, as adjusted	$1.56	$1.45	$2.89	$2.69

Net income per diluted share, as reported	$1.28	$1.27	$2.37	$2.33
Intangible assets amortization expense	.12	.09	.21	.18
Restructuring, integration, and other charges	.13	.07	.26	.15
Loss on prepayment of debt	-	-	.02	-
(Gain)/loss on investments	.01	-	(.01)	-
Net income per diluted share, as adjusted	$1.54	$1.43	$2.86	$2.66

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

ARROW ELECTRONICS, INC.
(In thousands except per share data)
(Unaudited)

SEGMENT INFORMATION

	Quarter Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Sales:
Global components	$3,698,175	$3,569,344	$7,044,938	$6,990,525
Global ECS	2,131,814	2,107,195	3,787,436	3,768,054
Consolidated	$5,829,989	$5,676,539	$10,832,374	$10,758,579

Operating income (loss):
Global components	$169,817	$159,642	$334,712	$320,788
Global ECS	98,394	95,990	165,911	160,148
Corporate (a)	(61,268)	(47,363)	(116,246)	(94,927)
Consolidated	$206,943	$208,269	$384,377	$386,009

(a)	Includes restructuring, integration, and other charges of $17.1 million and $33.3 million for the second quarter and first six months of 2015 and $9.6 million and $21.2 million for the second quarter and first six months of 2014, respectively.

NON-GAAP SEGMENT RECONCILIATION

	Quarter Ended		Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Global components operating income, as reported	$169,817	$159,642	$334,712	$320,788
Intangible assets amortization expense	7,146	5,458	12,928	11,006
Global components operating income, as adjusted	$176,963	$165,100	$374,640	$331,794

Global ECS operating income, as reported	$98,394	$95,990	$165,911	$160,148
Intangible assets amortization expense	6,771	5,412	12,096	10,811
Global ECS operating income, as adjusted	$105,165	$101,402	$178,007	$170,959

CONTACT:
Arrow Electronics, Inc.
Steven O’Brien, 303-824-4544
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Vice President, Global Communications